Filed Pursuant to Rule 424(b)(5)
Registration No. 333-256159

PROSPECTUS SUPPLEMENT

(To Prospectus Dated May 25, 2021)

This prospectus supplement supplements and amends certain information contained in the prospectus supplement dated August 2, 2022 to the prospectus supplement dated June 25, 2021 to the prospectus dated May 25, 2021 (collectively, the “ATM Prospectus”), relating to the offer and sale of our common stock, par value $0.0001 per share (the “Common Stock”) through A.G.P./Alliance Global Partners (“AGP”), as sales agent, in “at the market offerings” as defined in Rule 415 promulgated under the Securities Act of 1933, as amended, pursuant to the At Market Issuance Sales Agreement with AGP dated as of June 25, 2021 (the “ATM Agreement”).

Our Common Stock is listed on The NYSE American under the symbol “MYO.” On August 23, 2023, the closing price for our Common Stock, as reported on The NYSE American, was $0.6312 per share. Under the ATM Prospectus, we initially registered up to $15,000,000 of our Common Stock for offer and sale pursuant to the ATM Agreement. From June 25, 2021 through the date of this prospectus supplement, we have sold 107,500 shares of Common Stock under the ATM Prospectus.

The purpose of this prospectus supplement is to reduce the amount available for sale pursuant to the ATM Agreement and the continuous offering by us under the ATM Prospectus effective on August 24, 2023. In accordance with the terms of the Sales Agreement, pursuant to the Prospectus Supplement, as amended by this amendment, we may offer and sell up to $1,000 in shares of Common Stock from time to time through AGP, acting as sales agent.

A.G.P.

The date of this prospectus supplement is August 24, 2023.